EXHIBIT 21  Subsidiaries of Republic Bancorp, Inc

                     Subsidiaries of Republic Bancorp, Inc.*

      Name of Subsidiary                              State in Which Organized

 Republic Bank & Trust Company                                 Kentucky
 Republic Capital Trust                                        Delaware

                 Subsidiaries of Republic Bank & Trust Company

Republic Finacial Services d/b/a Refunds Now Inc               Kentucky

*Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary at December 31, 1999.